EXHIBIT 11

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 THREE MONTHS ENDED          SIX MONTHS
                                                      JUNE 30,                  ENDED
                                                                              JUNE 30,
                                                 1996        1997         1996        1997
                                              -------------------------------------------------
Weighted-average number of common shares....      34,750       34,639       34,750      34,746
Dilutive effect of outstanding stock options         150           12           80          12
Dilutive effect of conversion of preferred
  shares....................................       1,425        4,139          716       4,155
                                              -------------------------------------------------
Weighted-average number of common and
  common Equivalent shares outstanding......      36,325       38,790       35,546      38,913
                                              =================================================

Net income (loss)...........................   $   1,969    $   1,792        1,511      (5,822)
                                              =================================================

Net income (loss) per common share.........    $    0.05    $    0.05    $    0.04  $   (0.17)
                                              =================================================